Exhibit 10.16

ESSENTIAL UTILITIES, INC.

COMPENSATION RECOUPMENT POLICY

1.	PURPOSE

The Board of Directors (the “Board”) of Essential Utilities, Inc. (the “Company”) has established this policy on the recovery and forfeiture of compensation (as may be amended from time to time, this “Policy”) to appropriately align the interests of certain executives of the Company with those of the Company and to create and maintain a culture that emphasizes integrity and accountability.

2.	ADMINISTRATION

This Policy shall be administered by the Board, or, if so designated by the Board, the Executive Compensation Committee (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final, binding and conclusive on all affected individuals.

3.	INDIVIDUALS SUBJECT TO RECOUPMENT POLICY

This Policy shall apply to (a) any current or former “executive officer” (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), and (b) such other executives of the Company who may from time to time be deemed subject to this Policy by the Board, in its sole discretion, or as may be required under Exchange Act Section 10D (each, a “Covered Executive”). This Policy does not apply to compensation received by an individual prior to such individual becoming a  Covered Executive.

4.	COVERED COMPENSATION

This Policy shall apply to any incentive-based compensation (including cash and equity) granted, earned, vested, or paid out in whole or in part on the attainment of a “financial reporting measure,” which can include, without limitation, annual bonuses and other short- and long-term cash incentives, stock options, restricted stock, restricted stock units, performance shares, and performance share units (“Covered Compensation”). “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived in whole or in part from such measures, as well as stock price and total shareholder return (“TSR”).

Covered Compensation is “received,” and thus subject to this Policy, in the fiscal period during which the applicable financial reporting measure is attained, even if the payment or grant occurs after the end of that period.

5.	EXCESS COVERED COMPENSATION

The term “Excess Covered Compensation” shall mean the amount of Covered Compensation received by a Covered Executive that exceeds the amount of Covered Compensation that otherwise would have been received had it been determined based on the Accounting Restatement (as defined in Section 7(a) below).

For Covered Compensation based on TSR or stock price, where the amount of Excess Covered Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the applicable measure.

6.	RECOVERABLE COMPENSATION

The term “Recoverable Compensation” shall mean the maximum amount of Covered Compensation that the Company may recoup from a Covered Executive under Section 8(b).

7.	COVERED EVENTS

The following events shall constitute “Covered Events” for purposes of this Policy:

a)

Accounting Restatement. (i) an accounting restatement that corrects an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) an accounting restatement that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if (a) the error was left uncorrected in the current report or (B) the error correction was recognized in the current period (the “Accounting Restatement”).

8.	AMOUNTS SUBJECT TO RECOUPMENT

The Company, in its sole discretion, shall seek to recoup the following amounts in the event of the indicated Covered Event:

a)

Covered Event Described in Section 7(a). If a Covered Event described in Section 7(a) occurs, then the Company shall seek to recoup no more than a Covered Executive’s Excess Covered Compensation for the completed three-year period preceding the date on which the Company is required to prepare an restatement of the Company’s financial results.

9.	METHOD OF RECOUPMENT

To the extent permitted by applicable law, the Company may, as determined by the Board in its discretion, take any such reasonably prompt actions as it deems necessary or appropriate if a Covered Event occurs, to recover Excess Covered Compensation and

Recoverable Compensation, as applicable, including, without limitation (and as applicable), (a) seeking recovery from a Covered Executive of Excess Covered Compensation and Recoverable Compensation, (b) cancellation of any vested or unvested Covered Compensation awards granted to a Covered Executive not paid or otherwise settled prior to the date of determination, (c) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Covered Compensation awards, (d) seeking recovery of any Covered Compensation that was previously paid to such Covered Executive, (e) offsetting, withholding or eliminating any form of compensation that could be paid or awarded to the Covered Executive after the date of determination, or (f) taking any other remedial and recovery action permitted by law, as determined by the Board. In addition, the Board may authorize legal action for breach of fiduciary duty or other violation of law and/or take such other action to enforce the Covered Executive’s obligations to the Company, as the Board deems appropriate.

In each such instance, in determining what actions to take, the Board will take into account any factors that it considers appropriate or relevant. Generally, this review would include consideration of (in each case, to the extent applicable):

a)

the Board’s view of the type or amount of Covered Compensation that would have been paid or awarded to the Covered Executive had the financial results been properly reported or the level of performance goal achievement correctly calculated;

b)	the nature of the Covered Event;

c)	the conduct of the Covered Executive in connection with the Covered Event;

d)	whether the assertion of a claim against the Covered Executive could prejudice the Company’s overall interests;

e)

whether other penalties or punishments are being imposed on the Covered Executive in relation to the Covered Event, including by third parties such as regulators or other authorities (provided, that the Board’s power to determine appropriate sanctions is in addition to, and not in replacement of, sanctions imposed by such entities);

f)

whether it would be impracticable to seek to recover the Covered Compensation (i.e., whether the expense paid to a third party to assist in enforcement would exceed the amount to be recovered, or whether the recovery would violate home country law);

g)	the tax treatment of the recovery and related matters; and

h)any other facts and circumstances that the Board deems relevant.

10.	NO INDEMNIFICATION

The Company shall not indemnify any Covered Executive against the loss of any incorrectly awarded Covered Compensation.

11.	AMENDMENT OR TERMINATION

The Board may amend, modify, or terminate this Policy in whole or in part at any time and from time to time in its sole discretion.

12.	SUCCESSORS

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

13.	POLICY NOT EXCLUSIVE

Nothing in this Policy will limit or restrict (a) the Company from providing for forfeiture or repayment of any amount of executive compensation under circumstances not described herein, (b) the Company’s right to take action under any of its equity award or similar award agreements,  or (c) the Company’s right to take any action with respect to any Covered Executive’s (or any other person’s) employment. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Adopted by the Board of Directors:  February 22, 2023